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                                                                     EXHIBIT 5

                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108

TELEPHONE: (617) 573-0100                             FACSIMILE: (617) 227-4420

                               September 27, 2001

Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139

         We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 158,868 shares of Genzyme General Division common stock, $0.01 par value (the "Shares"), that are issuable upon the exercise of options assumed by the Company in connection with the merger of a wholly-owned subsidiary of the Company with and into Novazyme Pharmaceuticals, Inc. ("Novazyme") pursuant to the terms of the Agreement and Plan of Merger dated as of August 6, 2001 by and among the Company, Novazyme and Rodeo Merger Corp. These options were originally granted to employees and directors under Novazyme's 2000 Stock Option Plan and 2001 Stock Option Plan and are currently exercisable upon the same terms and conditions as provided in the Novazyme plan under which the options were issued, except that the assumed option is exercisable for the number of shares of Genzyme General Division common stock equal to the number of shares of Novazyme common stock that were issuable upon exercise of the option immediately before the merger multiplied by
0.5714 at a per share exercise price equal to the exercise price for which the option was exercisable immediately before the merger divided by 0.5714 (the "Exercise Terms").

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that when issued in accordance with the Exercise Terms, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                   Sincerely,

                                   /s/ Palmer & Dodge LLP

                                   Palmer & Dodge LLP